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                                                                     EXHIBIT 5.1

                   [Letterhead of Holme Roberts & Owen, LLP]

June 23, 1998

Board of Directors
United International Holdings, Inc.
4643 South Ulster Street, #1300
Denver, Colorado 80237

Re:  United International Holdings, Inc.
     Registration Statement on Form S-3 (File No. 333-56489)

Ladies and Gentlemen:

As counsel for United International Holdings, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission with respect to the registration of 3,450,000 shares of its Class A Common Stock (the "Shares").

We have also examined the Company's Certificate of Incorporation, as amended, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

Based on such investigation, it is our opinion that the Shares have been duly and legally issued and are fully paid and non-assessable.

We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

HOLME ROBERTS & OWEN LLP


By: /s/ Garth B. Jensen
    ------------------------
    Garth B. Jensen, Partner